Exhibit 99.1

Resources Global Professionals Announces Quarterly Dividend Payment Date and New Stock Buyback Authorization

IRVINE, Calif.--(BUSINESS WIRE)--August 3, 2015--Resources Global Professionals (“RGP”), the operating subsidiary of Resources Connection, Inc. (NASDAQ: RECN), announced today that its Board of Directors has approved a 25% increase in its cash dividend to $0.10 per share, payable on September 22, 2015 to all shareholders of record on August 25, 2015.

The Company also announced that its Board of Directors has approved a share buyback program with an aggregate dollar limit of $150 million. This program will commence when its 2011 stock repurchase program, with approximately $13.2 million remaining as of July 31, 2015, is complete.

ABOUT RGP

RGP, the operating subsidiary of Resources Connection, Inc. (NASDAQ: RECN), is a multinational professional services firm that helps business leaders execute internal initiatives. Partnering with business leaders, we drive internal change across all parts of a global enterprise – accounting; finance; governance, risk and compliance; corporate advisory, strategic communications and restructuring; information management; human capital; supply chain management; healthcare solutions; and legal and regulatory.

RGP was founded in 1996 within a Big Four accounting firm. Today, we are a publicly traded company with over 3,400 professionals, annually serving over 1,700 clients around the world from 68 practice offices.

Headquartered in Irvine, California, RGP has served 87 of the Fortune 100 companies.

The Company is listed on the NASDAQ Global Select Market, the exchange’s highest tier by listing standards. More information about RGP is available at http://www.rgp.com.

CONTACT:
Analyst Contact:
RGP
Nate Franke, Chief Financial Officer
(US+) 1-714-430-6500
nate.franke@rgp.com
or
Media Contact:
For RGP
Michael Sitrick
(US+) 1-310-788-2850
mike_sitrick@sitrick.com